Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2018

AHP Servicing LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-10899

Delaware (State or other jurisdiction of incorporation or organization)	32-0536439 (IRS Employer Identification Number)
440 S. LaSalle Street Suite 1110 Chicago, Illinois (Address of principal executive offices)	60605 (Zip Code)

(866) 247-8326
Registrant’s telephone number, including area code

Series A Preferred Stock
(Title of each class of securities issued pursuant to Regulation A)

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Part II

Caution Regarding Forward-Looking Statements

The term “forward-looking statements” means any statements, including financial projections, that relate to events or conditions in the future. Often, forward-looking statements include words like “we anticipate,” “we believe,” “we expect,” “we intend,” “we plan to,” “this might,” or “we will.”

Forward-looking statements are, by their nature, subject to uncertainties and assumptions. The statement “We believe long-term trends favor secondary and tertiary cities” is not like the statement “We believe the sun will rise in the East tomorrow.” It is impossible for us to know exactly what is going to happen in the future, or even to anticipate all the things that could happen. Our business could be subject to many unanticipated events, including all of the things we talk about in the “Risks of Investing” section of our Offering Circular, which may be accessed via the EDGAR website maintained by the Securities and Exchange Commission.

Consequently, the actual result of investing in the Company could (and almost certainly will) differ from those anticipated or implied in any forward-looking statement, and the differences could be both material and adverse. We do not undertake any obligation to revise, or publicly release the results of any revision to, any forward-looking statements, except as required by law.

Given The Risks And Uncertainties, Please Do Not Place Undue Reliance

On Any Forward-Looking Statements.

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Our Company and Business

Overview

AHP Servicing LLC, which we refer to as the “Company” or “AHP Servicing” (and sometime “we,” “us” or “our”), is a limited liability company organized under the laws of Delaware.

The Company was formed to provide a mortgage servicing platform capable of effectively and efficiently servicing non-performing (delinquent) mortgage loans by working for the interests of all stakeholders (homeowners, investors and the servicer) and maximizing the use of technology. We also intend to invest in (buy) primarily non-performing mortgage loans, meaning loans that are secured by a mortgage on a principal residence (i.e., somebody’s house) and delinquent in payment (i.e., the homeowner has failed to make one or more payments). We refer to these as “Loans.” We may also acquire related assets, such as contracts for deed and REO (bank or lender owned) assets. We also intend to acquire mortgage servicing rights, including by purchasing servicing rights from other servicers and/or by acquiring other companies engaged in mortgage servicing.

Our Strategic Objectives

•	Create significant return on investment through value-added special loan servicing activities and adjacent businesses;

•	Serve as a strategic partner with superior performance on core mortgage loan assets; and

•	Optimize automation and cost structures through the use of proprietary technology, risk based process management and appropriate outsource relationships.

Why this Opportunity?

•	A senior management team with a proven track record in the special servicing space;

•	Existing business platform and revenue stream from the AHP umbrella of companies;

•	Proprietary collection and loan management technology focused on managing specific borrower and loan level risk to drive a sophisticated process;

•	Ability to get to market quickly with minimal overhead or significant capital commitments relative to creating a special servicing business from scratch;

•	A progressive perspective on the mortgage space and experience designing strategies and executing on tactical plans for large sub-prime mortgage companies; and

•	Deep relationships in the non-performing loan space.

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The mortgage servicing business is currently dominated by large, institutional servicers who we believe are generally poor at servicing defaulted mortgages; there are smaller servicers who focus on the default market, however, their results are only marginally better. In part, this is because servicers collect more fees the longer loans remain unresolved – as a result, the interests of servicers are often misaligned with those of mortgage investors and homeowners.

For example, since the Consumer Financial Protection Bureau (CFPB) was created in July 2011, mortgages have been the second most complained-about product by consumers. According to a CFPB analysis in January 2017, 49% of mortgage complaints related to consumers’ inability to make their mortgage payments. The CFPB report noted that “Consumers having difficulty making their mortgage payments reported their encounter with servicers while trying to negotiate loss mitigation assistance on their loans. Consumers stated their efforts to obtain assistance went unresolved as servicers were slow to respond, made repeated requests for documents that had already been submitted, and provided denial reasons that were ambiguous.”

To our knowledge, no default servicers are maximizing the use of technology. We are building a proprietary technology platform to maximize the efficiency of our operations and interactions with borrowers and our vendor partners. For instance, we want to make the online process of a homeowner obtaining a modification as efficient as the process of an investor investing in this Offering. Initially, we will focus on servicing primarily non-performing mortgages owned by us and by other entities affiliated with our management team. We also service loans for third-parties as well as acquire mortgage servicing rights. We may also service performing and re-performing (i.e., modified) mortgages from time to time.

The Loans we intend to buy were often originated or previously owned by financial institutions or hedge funds, such as Citi Mortgage or Wells Fargo. Other originators, like Countrywide Financial, Lehman Brothers, and a variety of smaller banks are now defunct.

We typically buy Loans through an open bidding process and have developed a proprietary model for calculating the amount we will bid. We tend to focus on smaller Loans, secured by homes with estimated market values of $250,000 or less, typically located in low- and moderate-income neighborhoods. We expect to service Loans secured by homes with a wider range of values.

When we begin servicing a Loan, we approach the homeowner, who by definition has been unable to make payments on his or her mortgage. For Loans owned by AHP Servicing affiliates, we do not necessarily try to extract the maximum possible value from the Loan. Instead, we work with the homeowner to achieve a quick resolution that is acceptable both to the homeowner and to us. Depending on a number of factors, including the income of the homeowner, the local market, the value of the house, and our basis in the loan and/or what a third-party client approves (if applicable), four outcomes are possible:

1)       Outcome #1: We and the homeowner agree to modify the terms of the Loan, i.e., the principal amount, interest rate, monthly payment amount, and/or maturity date. After the homeowner has begun to make regular payments under the new terms, we may sell the Loan to a third party, and the homeowner stays in the house.

2)       Outcome #2: Even without refinancing, the homeowner is able to pay us a lump sum that we accept as payment in full for the Loan, and the homeowner stays in the house.

3)       Outcome #3: We and the homeowner agree to modify the terms of the Loan, i.e., the principal amount, the interest rate and/or other payment terms. After the homeowner has begun to make regular payments under the new terms, we may retain the Loan or sell it to a third party. In this situation, the homeowner also stays in his or her house.

4)       Outcome #4: In situations where the property is vacant, or where the homeowner does not elect another resolution, we take ownership of the house and sell it. The homeowner may either sign the house over to us voluntarily (i.e., a deed in lieu of foreclosure) or we may be required to take legal action (i.e., to foreclose).

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In general, our revenues come from six sources:

1)       Servicing fees generated from assets, typically loans and REO properties, which we own, manage, own the servicing rights to, and/or are owned by third-parties. These fees include monthly per loan servicing fees, success fees for achieving resolutions, and ancillary fees such as late charges.

2)        The proceeds we receive when a Loan is sold under Outcome #1;

3)       The lump sum we receive under Outcome #2;

4)       The lump sum we receive when a Loan is refinanced under Outcome #3;

5)       The proceeds we receive when a house is sold under Outcome #4; and

6)       Any Loan payments we receive from the homeowner along the way.

For the non-servicing revenue, we will make a profit if the sum of these revenues exceeds the price we paid for the Loans, after subtracting all our expenses (e.g. management, servicing, legal, and other costs).

While affiliates of the Company have been engaged in this business for a number of years, the Company itself is a startup.

Loan Servicing

Managing paperwork, collecting payments and handling other administrative obligations on loans such as escrow management, payoffs, and information requests is referred to as loan “servicing.” Lenders, mortgage pool trustees and other parties often engage a third party to service mortgage loan portfolios. We believe the current regulatory environment creates an opportunity for the Company. Over the last few years, we believe mortgage servicers have faced more aggressive regulatory scrutiny, which we think makes our mission and branding ideal for a new servicer – if we can perform well for homeowners and mortgage investors, we believe we can take significant market share from the competition.

Management Philosophy

Our management philosophy is predicated on building a company dedicated to serving the best interests of our investors, employees, borrowers, owners, and the communities in which the properties that secure our Loans are located. Elements of this philosophy include:

•	Compassionate customer service with clearly defined loss mitigation options for borrowers to choose from;

•	Aligned incentives with our investors and the customers for whom we service loans;

•	Forward-looking use of technology and industry innovation, while balancing the cost of service, efficiency, and overall performance;

•	Collector effectiveness;

•	Risk management;

•	Commitment to regulatory compliance;

•	Reporting and analysis as keys in understanding the future; and

•	Recruiting, retaining, and developing key management staff.

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We built a proprietary servicing platform to maximize the efficiency of our operations and interactions. For example, we intend to make our platform user friendly for borrowers to make payments or request a payoff.

Initially, we focused on servicing non-performing mortgages owned by us and by affiliated entities. We expect to expand our business to service loans for third-parties as well as acquire mortgage servicing rights, and we may also service performing and re-performing (i.e., modified) loans.

We intend to provide premium service at a premium cost. The potential recovery from a non-performing loan erodes with the passage of time and we will manage our operations with urgency because every day matters. Intensive intervention and prompt, consensual resolutions are of paramount value to all stakeholders. We intend to enter into servicing agreements with mortgage holders, pursuant to which we will typically be compensated as follows:

•	Flat fees per number of loans we service (which may vary depending on whether the loans are performing or non-performing, and if non-performing, depending on the state of delinquency);

•	Success fees for achieving resolutions;

•	Borrower fees (e.g. late charges, charges for checks returned for insufficient funds);

•	Lender fees (e.g. boarding, de-boarding and other ancillary fees); and

•	Reimbursements for certain approved costs and expenses.

Investment Strategy

The Company believes it can buy distressed residential mortgage loans at significant discounts to their unpaid principal balances and, more importantly, to the current market values of the collateralized real estate. Financial institutions and other holders of sub-performing or non-performing mortgage loans in the United States continue to be motivated to sell these loans at favorable prices. Many sellers prioritize their non-performing loan portfolios and look to sell the lowest-value and most distressed loans to other Investors willing to take on the resolutions. We believe that there are sizable returns to be generated from residual portfolios which remain unresolved.

Our management team has significant experience with low to moderate dollar-value distressed mortgage loans, generally on residential properties worth less than $250,000. Our management team believes the Company will be one of only a few national, institutional-quality buyers (with committed capital) for these low to moderate dollar-value assets. The Company will seek to acquire assets that are too small and too distressed to be a high priority for larger banks, hedge funds, or other large buyers.

The Company intends to invest primarily in U.S. single-family residential mortgage loans secured by one-to-four-family homes. However, if our management believes it would be a good idea based on market conditions, the Company might also acquire (i) direct interests in real estate, (ii) loans secured by other asset types, and/or (iii) commercial loans. Despite these occasional purchases, the Company expects that mortgage loans secured by one-to-four-family homes will comprise more than 90% of its total portfolio, although our management team is not bound by that figure. The mix of loans which are serviced through third-party servicing contracts and mortgage servicing rights may have different compositions.

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Bidding on loans and loan portfolios (groups of loans) is both an art and a science. Typically, the process begins when a seller provides the Company and other potential buyers with a list of loans being offered for sale and requests initial bids. The seller might, or might not, provide such information as:

•	The borrower’s name;

•	A full or partial address of the collateral for the loan;

•	The property type;

•	Property square footage and lot size;

•	The original loan amount;

•	The original appraised value;

•	Broker’s price opinion for the collateral property;

•	The term of the loan and the maturity date;

•	The current and/or original interest rate and principal and interest payment;

•	The escrow balance;

•	The borrower’s original FICO credit score;

•	Loan modification data;

•	Payment history;

•	Foreclosure or bankruptcy status; and

•	The delinquent tax amount.

To help analyze the data and make accurate bids, our management team utilizes a proprietary pricing model that is also utilized by other affiliates, and which has been increasingly refined since 2011.

If the Company wins the initial bid, we order several third party due diligence documents, including a tax report, a title report, and a broker’s price opinion. Our due diligence includes noting such items as (i) whether the original borrower is still the owner of the property, (ii) whether the loan still holds a first lien position, (iii) whether the property is occupied or vacant, and (iv) the amount of delinquent taxes and other liens. Our original bid may be adjusted upward or downward based on these and other factors. Sometimes a bid is reduced to as low as $1.

Revised bids are then submitted to the seller. The seller may counter with a higher price or drop some mortgages from the sale if the seller feels the bid is too low.

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After we purchase a Loan, or once we begin servicing a third party’s loan, we contact the homeowner and try to achieve a consensual, mutually-satisfactory resolution. These are the circumstances that lead to each resolution and what is expected in each case:

Reinstatement of the Loan	Where the borrower is willing and able, he or she can bring the loan current either in a lump sum or by making payments over time. After the loan is current and has established a history of timely payments, we typically sell the loan if we or an affiliate own it.
Settlement of the Loan	When the borrower (i) has a short sale buyer, (ii) can refinance, or (iii) otherwise has cash on hand, we might accept a payoff of the loan, often for less than its face amount.
Modification of the Loan	When the borrower cannot bring the loan current or pay it off, we might allow a modification that involves lowering the interest rate, extending the term, and/or reducing the principal. After the modified loan has established a history of timely payments, we typically sell the loan if we or an affiliate own it.
Deed In Lieu of Foreclosure	When the property is vacant or the homeowner no longer wishes to keep the property, we might accept a voluntary deed in lieu of foreclosure, giving us ownership of the property. Depending on the circumstances, we might even pay the homeowner for the deed. In either case, we will end up selling the property.
Foreclosure	As a last resort, we may foreclose on the property and sell it. Sometimes, a homeowner who has been unwilling to speak with us will change his or her mind when we begin foreclosure proceedings. Involuntary foreclosure often yields a lower and slower recovery than consensual solutions and we try to avoid it.

LLC Agreement

The Company is governed by its Third Amended and Restated LLC Agreement dated October 4, 2018, which we refer to as the “LLC Agreement.” A copy of the LLC Agreement is attached as Exhibit 1A-2B.

Under the LLC Agreement, the owners of the Company are referred to as “Stockholders.”

Management

Under the LLC Agreement, the Company is managed by a three-member Board of Directors, which we refer to as the “Board.” As of December 31, 2018, the Board is composed of Jorge P. Newbery (our founder), Echeverria Kelly, and DeAnn O’Donovan (our President and Chief Executive Officer). The LLC Agreement gives the Board exclusive control over all aspects of the Company’s business. The Stockholders of the Company, including Investors who purchase Series A Preferred Stock in the Offering, have no right to participate in the management of the Company. Under the terms of the LLC Agreement, the Board will be made up of three members, all of whom will be selected by Jorge P. Newbery. On any matter submitted to a vote of the Board, Mr. Newbery will have three votes (or if the size of the board is increased or decreased, such number of votes equal to the number of seats on the Board), meaning that Mr. Newbery will control all decisions of the Board.

Under the LLC Agreement, the Board also has the authority to appoint officers of the Company to oversee the day-to-day management of the Company. You can read more about our directors and officers in “Directors, Officers and Significant Employees.”

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Key Management Positions

The following are the key positions in the operations of the Company:

•	Chief Executive Officer: The Chief Executive Officer (CEO) is responsible for all day-to-day management decisions and for implementing the Company’s short and long term plans. The CEO acts as a direct liaison between the Board and management of the Company and communicates to the Board on behalf of management. Other duties include (i) establishing budgets, (ii) hiring and managing the executive team, (iii) establishing sales targets and strategies, and (iv) overseeing and directing this Offering.

•	Vice President, Accounting & Finance: The Vice President, Accounting & Finance reports directly to the Chief Executive Officer. The Vice President, Accounting & Finance is responsible for all accounting, financial forecasting and budgeting for the Company. The Vice President, Accounting & Finance is also responsible for maintaining internal controls, audit oversight, and preparing and presenting financial statements for the Company.

•	Vice President, Administration: The Vice President, Administration reports directly to the Chief Executive Officer and is responsible for the day to day administrative functions of the company, including vendor management, audit coordination, and office administration.

•	Vice President, Chief Compliance Officer: The Chief Compliance Officer reports directly to the Chief Executive Officer and is responsible for ensuring that the Company operates in compliance with federal, state and local regulatory requirements as well as internal policies and procedures.

•	Vice President, Chief Resolution Officer: The Chief Resolution Officer reports directly to the Chief Executive Officer and is responsible for directing our loss mitigation, foreclosure, and other resolution activities for loans and real estate owned. This includes establishing reconciliation strategies, optimizing user technologies, reviewing control reports for outliers, providing guidance on high-risk scenarios, and coordinating efforts between the separate roles.

•	Vice President, Trading. The Vice President, Trading reports directly to the Chief Executive Officer. The Vice President, Trading is responsible for all matters regarding the purchase and sale of mortgage pools. Duties include building and maintaining relations with loan sellers, purchasers, and brokers, negotiating the purchase and sale of mortgage pools, analyzing due diligence materials for purchases, and handling legal documentation for the transactions.

In addition to these senior management positions, we have a team of specialists who oversee the due diligence for purchases and sales, the documentation for Loans and underlying collateral, the loan modification process, licensing for servicing, the servicing of Loans, and any litigation or legal matters.

Licensing

In order to scale our mortgage servicing business nationwide, we will need to obtain licenses in all states (plus Washington, D.C. and Puerto Rico) where a mortgage servicing or similar business license is required. At this time, we are licensed in 45 states and have applications in process in the majority of the remaining jurisdictions that require such licenses.

Many states also impose certain licensing requirements on investors who buy and sell mortgage loans secured by 1-4 family residential properties. For this and other reasons, the Company has elected to acquire loans through a Delaware statutory trust with a national bank trustee, which we believe will generally allow us to operate under either a permanent exemption from such licensing requirement in some jurisdictions, or under a temporary exemption in other jurisdictions (during which time we intend to obtain the necessary license(s)).

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Leverage

The Company might borrow money to buy Loans or other assets, which is referred to as “leverage.” The Company will also incur liabilities in the nature of trade debt in the ordinary course of its business. Where we borrow money to buy Loans, the amount of the borrowing typically does not exceed 70% of the price of the Loans.

Factors Likely to Impact the Performance of the Company

The ability of the Company to conduct its business successfully depends on several critical factors:

•	Ability to Attract Qualified Employees: Like many businesses, we rely on data and computer models and spreadsheets. Nevertheless, we are very much a “people business.” Not only do we need human eyes to review (and sometimes modify) the pricing models produced by our computers, but the real key to our success lies in our ability to interact with homeowners, who are people, not machines. As a result, we must continue to attract and retain highly skilled employees.

•	Ability to Operate in Compliance with Federal, State and Local Regulation: Our success depends substantially on our ability to conduct our business in compliance with federal, state and local laws. The residential housing market in general and the residential mortgage servicing market in particular are highly regulated at the federal, state and local level. It is possible that laws or regulations could be applied or changed in ways that are adverse to our business.

•	Ability to Attract Third-Party Servicing Clients: Our success will depend on our ability to attract, retain and expand our relationships with third-party servicing clients in a manner that delivers long-term profitability to the Company. This means competing with larger, established mortgage servicers and new entrants into this business, and continually meeting and exceeding the servicing standards set by our clients.

•	Availability of Reasonably Priced Loans: For the Company’s investment program to succeed, it must be able to purchase distressed mortgage loans at a reasonable price. The volume of these loans skyrocketed during the recession of 2008-9, as homeowners were unable to make payments and financial institutions were forced to liquidate their portfolios. As the economy improves, the number of distressed loans could dwindle, making it more difficult for us to purchase loans at reasonable prices.

•	Competition to Purchase Loans: We have been very successful buying distressed mortgage loans. Although we believe our management team has special expertise, others have entered the market, bidding against us for distressed mortgage loans. The more competition there is, the more difficult it could become for us to purchase loans at reasonable prices.

•	Ability to Execute Resolution Strategies: Our success depends on our ability to execute effective and efficient resolution strategies with borrowers on terms that yield satisfactory results for all stakeholders (homeowners, lenders or mortgage holders, and the Company and its investors to the extent we own the mortgage).

•	Ability to Implement Technology: In order to maximize efficiency in our business, we intend to implement and leverage technology solutions across our operations (such as tools to increase the efficiency of interactions with homeowners). Our ability to implement and utilize technology in a manner that delivers the efficiencies we are targeting will be critical to our success.

•	Availability of Credit to Homeowners: One way we liquidate the loans in our portfolio is when the loans are refinanced by a lender and the loan we hold is paid off, in whole or in part. If credit markets tighten, as they did in 2008-9, homeowners might not be able to refinance loans, or may have more difficulty in doing so.

•	Housing Market: Another way we liquidate the loans in our portfolio is to take ownership of the house securing a loan and sell it. If housing prices fall, our profits from property sales may fall along with them.

•	Interest Rates: Our business is very sensitive to changes in interest rates. If interest rates fall, the value of the loans in our portfolio increases. If interest rates rise, the value of the loans in our portfolio decreases. Today, interest rates in general, and mortgage interest rates in particular, are at historic lows, suggesting that interest rates are more likely to go up from this point than to go down.

•	Performance of Internal Systems: We continue to improve our internal systems and to adopt new systems, including our servicing, asset management and proprietary pricing technologies. We rely heavily on these systems and expect we will be required to continually update, improve, and replace them in the future.

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Offices and Employees

The Company’s offices are located at 440 S. LaSalle Street, Suite 1110, Chicago, Illinois 60605. The Company has entered into a lease dated January 5, 2018 pursuant to which it rents approximately 4,941 square feet of office space from Andrie Trading, LLC. The Company pays Andrie Trading $12,617 per month under the lease.

The Company has approximately 22 employees.

Our Revenues

The revenue of the Company will include:

•	Payments we receive from third-party servicing customers (which may consist of fees based on the number and type of loans we service and resolutions we achieve, fees and charges to borrowers, and reimbursements);

•	Payments we receive from homeowners with respect to their mortgage loans;

•	Payments we receive from other borrowers with respect to their mortgage loans;

•	Rental payments we receive from leased real estate;

•	Proceeds we receive from the sale of loans;

•	Proceeds we receive from the sale of houses or other assets; and

•	Proceeds we receive when a homeowner pays off a loan.

Our Operating Costs and Expenses

The Company will incur a variety of costs and expenses, including:

•	Employee wages, bonuses, benefits and similar employee compensations costs;

•	Technology development and maintenance;

•	The costs of the Offering;

•	Costs incurred in finding, evaluating, and purchasing Loans and other property;

•	Commissions;

•	Settlement charges, including title charges;

•	Custodial, administrative, legal, accounting, auditing, record-keeping, appraisal, tax form preparation, compliance, consulting costs and other administrative expenses;

•	Marketing costs;

•	Investor communications;

•	Insurance premiums;

•	Taxes and fees imposed by governmental entities and regulatory organizations; and

•	Bank and escrow fees.

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The Trust

Many states impose certain licensing requirements on investors who buy and sell mortgage loans secured by 1-4 family residential properties. In order to address these requirements and for other reasons, the Company will generally acquire Loans through a Delaware statutory trust (American Homeowner Preservation Trust, or the “Trust”) with a national bank trustee (U.S. Bank Trust National Association, or “U.S. Bank”). The trustee will act on behalf of the Trust at the direction of AHP Capital Management, LLC (an entity controlled by our founder), which serves as the administrator of the Trust. The Loans will be held in a separate series of the Trust, of which the Company will be the sole beneficiary (i.e. the Company will retain the economic interest in the Loans, while the Trust holds legal title to the Loans).

A copy of the Trust’s Amended and Restated Trust Agreement dated October 29, 2014, and Amendment No. 1 to Amended and Restated Trust Agreement, are attached as Exhibits 1A-6G and 1A-6H, respectively (the “Trust Agreement”). A copy of the Series Addendum to the Trust Agreement establishing Series “AHP Servicing” is attached as Exhibit 1A-6I.

The Company, along with American Homeowner Preservation 2015A+ LLC and other prior investment programs affiliated with our founder, Jorge P. Newbery, are the sole beneficial owners of separate series of the Trust (with each such investment program’s assets being held in separate series of the Trust). Investors will not be parties to the Trust Agreement and have no personal interest in the Trust. The Trust is treated as a “grantor trust” for tax purposes, with the result that the Company’s share of the Trust’s income and losses are reported on the tax return of the Company.

Regulation A Offering

We are continuing to offer and sell Series A Preferred Stock pursuant to the Offering Circular, which was “qualified” by the Securities and Exchange Commission on November 5, 2018 (we refer to this as the “Offering”). The Offering Circular is available through the SEC’s EDGAR site, www.sec.gov/edgar, and may also be obtained by contacting the Company.

As of December 31, 2018, we had raised $4,138,876 from the sale of Series A Preferred Stock in the Offering.

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Management Discussion

Operating Results

The Company was created on June 27, 2017 and the Company began operating its loan servicing business on August 1, 2018. As a result, during the 12 months ending December 31, 2018, the Company’s revenue was driven primarily by asset management fees. Per the Asset Management Agreement with AHP Capital Management, the Company generated $1,128,984 in asset management fee revenue. Costs of revenue included personnel costs related to asset management, while operating expenses of $2,335,201 consisted of personnel, licensing, marketing, and other general and administrative expenses required to build out the infrastructure for the Company’s servicing business. The Company’s net loss totaled $1,013,116 for the 12 months ending December 31, 2018. The Company expects to become profitable on a net income basis after the servicing business has scaled and after it begins realizing revenue from selling non-performing mortgage loans.

Liquidity and Capital Resources

The Company is seeking to raise up to $50,000,000 of capital in the Offering by selling Series A Preferred Stock to Investors.

The Company has obtained a $1,000,000.00 line of credit from American Homeowner Preservation 2015A+, LLC, an entity controlled by the Company’s founder, Jorge P. Newbery. The line of credit was initiated on July 19, 2018 and has a term of eighteen months. During the year ended December 31, 2018, the Company had drawn $500,000 against this line of credit, but the entire balance was repaid prior to December 31, 2018. For more information, see “Interest of Management and Others in Certain Transactions.”

To provide more “liquidity” – meaning cash – we might borrow money from banks or other lenders, secured by the loans and other property owned by the Company. Typically, we are able to borrow up to 70% of the purchase price of Loans.

The Company does not currently have any capital commitments. We expect to deploy the capital we raise in the Offering as described in the Offering Circular. Should we need more capital for any reason, we could either sell more Series A Preferred Stock or sell other classes of securities. In selling Series A Preferred Stock or other securities, we might be constrained by the securities laws. For example, we are not allowed to sell more than $50,000,000 of securities using Regulation A during any period of 12 months.

Plan of Operation

Having raised capital in the Offering, the Company intends to operate in the manner described in “Our Company and Business.”

Whether we raise $50,000,000 in the Offering or less, we believe we have access to sufficient capital resources in order to commence principal planned operations of our mortgage servicing business. If we raise less than $50,000,000, we will likely buy fewer Loans and mortgage servicing rights. In the Company’s opinion, the proceeds of the Offering will satisfy the Company’s cash requirements and the Company does not believe it will be necessary to raise additional funds in the next six months to implement its plan of operations.

Trend Information

Because the Company began its mortgage servicing operations on a small scale during the four months ending December 31, 2018, and the Offering was open for less than sixty days during the same period, management has not identified any significant recent trends in the Company’s performance. As of December 31, 2018 management is not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Company’s net sales or revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the Company’s reported financial information not necessarily to be indicative of future operating results or financial condition.

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Directors, Officers, And Significant Employees

Names, Ages, Etc.

Name	Position	Age	Term of Office	Approximate Hours Per Week If Not Full Time
Directors and Executive Officers
DeAnn O’Donovan	President, Chief Executive Officer and Director of the Company	49	Ms. O’Donovan will remain in office until she resigns or is removed	Full Time
Jeremiah Kaye	Vice President. Accounting & Finance	36	Mr. Kaye will remain in office until he resigns or is removed	Full Time
Jorge Newbery	Director	52	Mr. Newbery will remain in office until he resigns or is removed	(Chairman)
Echeverria Kelly	Director	50	Ms. Kelly will remain in office until she resigns or is removed	(Director)
Significant Employees
Mary Anne Batara	Vice President, Administration	45		Full Time
Charles King	Vice President, Chief Compliance Officer	33		Full Time
Marilyn O’Shea	Vice President, Chief Resolution Officer	53		Full Time

Business Experience

Ms. O’Donovan

President, Chief Executive Officer and Director

Ms. O’Donovan earned an Executive Scholar’s Certificate from the Kellogg School of Management at Northwestern University. Ms. O’Donovan also holds an MA from Wayne State University and a BA from Oakland University.

Ms. O’Donovan joined AHP Servicing as the President & CEO in March 2018. Ms. O’Donovan has responsibility for all aspects of the day to day oversight of the Company and future strategy. Ms. O’Donovan also serves as the President & CEO of AHP Capital Management, LLC (an affiliated entity). Ms. O’Donovan is a minority shareholder of the Company as well as Neighborhoods United LLC (an affiliated entity ).

Prior to joining the Company, Ms. O'Donovan served as the Executive Vice President and Chief Administrative Officer of Wintrust Mortgage from January 2014 to February 2018. In that capacity she oversaw the company’s corporate functions, including their residential loan servicing and default loan servicing divisions. Prior to that, Ms. O’Donovan was Senior Vice President, Managed Assets for Wintrust Financial Corporation. In that capacity, Ms. O’Donovan built and managed a workout team that restructured non-performing residential, commercial, and C&I loans. Ms. O’Donovan brings 25 years of experience in real estate, financial services, asset management, mortgage lending, and residential loan servicing for both performing and non-performing loans.

13

Mr. Kaye

Vice President, Accounting & Finance

Mr. Kaye earned his MBA from the Kellogg School of Management at Northwestern University. Mr. Kaye earned his BA from Johns Hopkins University. Mr. Kaye is a licensed CPA in Illinois.

In April 2018, Mr. Kaye joined the Company as the Vice President, Accounting and Finance. In this capacity, Mr. Kaye is responsible for all accounting and finance functions. Mr. Kaye has assumed the remaining responsibilities previously overseen by Ms. Kelly. Prior to joining the Company, Mr. Kaye served as the Director of Finance at OppLoans from 2016 to 2018, where he was responsible for accounting, audit, treasury, cash management, budgeting, and forecasting. Prior to that, Mr. Kaye served as the Vice President Finance at Pendum from 2013 to 2016, where he was responsible for forecasting, budgeting, and financial reporting.

Ms. Batara

Vice President of Administration

Mary Anne Batara joined the Company in March 2018. Ms. Batara is responsible for all administration functions including facilities management, vendor management, business continuity, record retention, and project management. Prior to joining the Company, Ms. Batara served as the Executive Assistant to the Chief Administrative Officer at Wintrust Mortgage from January 2014 to February 2018. In this capacity, Ms. Batara was responsible for the company’s business continuity program, project coordination, and audit coordination for all major audits and regulatory exams. She also served as Secretary for key committees. Before joining Wintrust Mortgage, Ms. Batara worked for Wintrust Financial Corporation from August 2011 to January 2014 as an Assistant in the Purchased Asset Division. Ms. Batara also served as the IT and Facilities Management Coordinator for First Chicago Bank from June 2008 to July 2011.

Mr. King

Chief Compliance Officer

Mr. King holds a Juris Doctor degree from the University of Michigan Law School and a Bachelor of the Arts degree in political science from the University of Iowa. Mr. King is licensed to practice law in the state of Illinois.

Mr. King joined the Company in April 2018 as Vice President and Chief Compliance Officer. Prior to joining the Company, Mr. King worked at Dovenmuehle Mortgage, Inc. from January 2012 to April 2018. Mr. King served in a variety of capacities, including Staff Attorney in Dovenmuehle's corporate Legal Department where he advised on a range of legal issues, with a focus on licensing and state regulatory compliance issues.  He previously served as the Assistant Manager of the Default Litigation Department, Assistant Manager of Dovenmuehle's Attorney Oversight Department, Compliance Associate, and Default Litigation Specialist.

Ms. O’Shea

Chief Resolution Officer

Ms. O’Shea joined the Company in May 2018. Ms. O’Shea is responsible for the loss mitigation, litigation, and real estate owned sale efforts of the Company. Prior to joining the Company, Ms. O’Shea worked for Wintrust Mortgage from 2003 to April 2018. She served as the Vice President, Loss Mitigation from 2010 to 2018. Prior positions held included Vice President of Quality Control, Branch Operations Manager, and MERS Manager, among others.

14

Mr. Newbery

Chairman

Jorge Newbery founded American Homeowner Preservation, LLC, or “AHP,” in 2008 as a nonprofit organization with a mission of keeping families at risk of foreclosure in their homes. In 2009, AHP transitioned to a for-profit entity.

Mr. Newbery was the President of Budget Real Estate Inc. from 1995 to 2008

By 2004, Mr. Newbery owned more than 4,000 apartment units nationwide. On Christmas Eve 2004 a natural disaster devastated Mr. Newbery’s largest holding. Mr. Newbery wound up in extended litigation with the insurer. The lessons learned from this experience formed the foundation for the establishment of AHP. From 1992 to 1995, Mr. Newbery co-founded and operated Sunset Mortgage, which specialized in obtaining loans for homeowners faced with challenging credit hurdles.

Ms. Kelly

Director

Ms. Kelly earned her BA from Claremont McKenna College and her MS from the University of Illinois at Urbana-Champaign.

Ms. Kelly is a principal and minority owner of Neighborhoods United, LLC, which owns the majority of the Common Stock of the Company. Ms. Kelly served as the Chief Operating Officer of American Homeowner Preservation LLC from September 2013 through March 2018.

Family Relationships

Mr. Newbery and Ms. Kelly are married. There are no other family relationships among the directors, executive officers and significant employees of the Company.

Ownership of Related Entities

Neighborhoods United, LLC, a limited liability company formed under the laws of Delaware, which we refer to as “Neighborhoods United,” owns the majority of the Common Stock of the Company. Mr. Newbery and Ms. Kelly are the majority owners of Neighborhoods United. Ms. O’Donovan, the Company’s President and Chief Executive Officer, received certain equity awards of Neighborhoods United securities (which are subject to vesting) pursuant to the terms of her employment agreement with the Company.

Neighborhoods United is also the sole owner of both the manager and investment manager of American Homeowner Preservation 2015A+, LLC. That entity began an offering of securities to investors under Regulation A on May 25, 2016 and closed the offering on May 24, 2018. Like the Company intends to do, American Homeowner Preservation 2015A+, LLC used the proceeds to invest in non-performing mortgage loans (although unlike our Company, American Homeowner Preservation 2015A+, LLC is not a mortgage servicer). The Company has entered into a mortgage servicing agreement with American Homeowner Preservation 2015A+, LLC to service its mortgage portfolio. For more information, see “Interest of Management and Others in Certain Transactions.”

American Homeowner Preservation, LLC, or “AHP,” is a limited liability company organized under the laws of Delaware. AHP and its affiliates are also involved in buying distressed mortgage loans and trying to work out amicable resolutions with homeowners. AHP is managed and controlled by entities in turn owned by Neighborhoods United.

15

Legal Proceedings

Within the last five years, no director, executive officer or significant employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no director, executive officer or significant employee of the Company, no partnership of which a director, executive officer or significant employee was a general partner, and no corporation or other business association of which a director, executive officer or significant employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Compensation Of Directors And Executive Officers

The table below presents the annual compensation of each of the three highest paid executive officers and directors of the Company for its current (2018) fiscal year.

Name	Title	Annual Cash Compensation	Other Compensation	Total Compensation
DeAnn O’Donovan	President, Chief Executive Officer and Director	$300,000	$150,000*	$450,000*
Jeremiah Kaye	Vice President, Accounting & Finance	$150,000	**	$150,000**
Marilyn O’Shea	Vice President, Chief Resolution Officer	$120,000	n/a	$120,000

*Ms. O’Donovan will receive a guaranteed cash bonus of $75,000 for fiscal year 2018, and is also eligible for an additional cash bonus of $75,000 for fiscal 2018 based on the achievement of the performance milestones set forth in Exhibit 4.2.1 of her Employment Agreement with the Company, a copy of which is attached as Exhibit 1A-6B hereto. Pursuant to her Employment Agreement and a Stock Restriction, Vesting and Stockholder Rights Agreement dated March 5, 2018 (attached as Exhibit 1A-6C hereto), Ms. O’Donovan also received a grant of 20,000 shares of Company Common Stock and 5,000 shares of Neighborhoods United Common Stock, which shares will vest ratably on a monthly basis over a 36-month period subject to the terms and conditions of those agreements. The Company has not obtained a valuation of such securities and there is no publicly-available pricing information regarding such securities, and therefore the value of such shares is not reflected in the table above.

**Pursuant to a Stock Restriction, Vesting and Stockholder Rights Agreement dated April 23, 2018 (attached as Exhibit 1A-6E hereto), Mr. Kaye also received a grant of 1,010 shares of Company Common Stock, which shares will vest ratably on a monthly basis over a 36-month period subject to the terms and conditions of that agreement. The Company has not obtained a valuation of such securities and there is no publicly-available pricing information regarding such securities, and therefore the value of such shares is not reflected in the table above.

The Company’s directors do not receive additional compensation for their service on the Board or attendance at Board meetings.

Apart from the bonus and equity compensation to Ms. O’Donovan and Mr. Kaye described above, the Company does not have any ongoing plan or arrangement regarding future compensation of directors or executive officers.

Method of Accounting

The compensation described in this section was calculated using the accrual method of accounting.

16

Security Ownership Of Management And Certain Securityholders

The table below presents, as of December 31, (i) the beneficial ownership of the Company’s Common Stock by the directors and executive officers named in “Compensation of Directors and Executive Officers,” as a group, individually naming each such director or executive officer who beneficially owns more than 10% of the Common Stock, and (ii) any other securityholder who beneficially owns more than 10% of our Common Stock. For purposes of this table, “beneficial owner” includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power which includes the power to vote, or to direct the voting of, the Common Stock, and/or investment power which includes the power to dispose, or to direct the disposition of, the Common Stock (accordingly, in some cases more than one person may be deemed the beneficial owner of shares).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Amount and Nature of Beneficial Ownership of Common Stock Acquirable	Percent of Common Stock
Jorge P. Newbery 440 S. LaSalle Street, Suite 1110 Chicago, Illinois 60605	80,000[1]	0	95.84%
Neighborhoods United, LLC 440 S. LaSalle Street, Suite 1110 Chicago, Illinois 60605	80,000[1]	0	95.84%
All directors and executive officers as a group	83,473[2]	17,537[3]	100%

1 Pursuant to Neighborhoods United’s Limited Liability Company Agreement, Mr. Newbery has the sole power to appoint and remove the members of Neighborhoods United’s Board of Directors at will, and is entitled to cast a majority of the votes of the Board of Directors on any matter to be acted upon by the Board of Directors. Accordingly, the shares of the Company’s Common Stock owned of record by Neighborhoods United have also been deemed beneficially owned by Mr. Newbery for purposes of this table.

2 Includes 80,000 shares of Common Stock beneficially owned by Neighborhoods United and Mr. Newbery, 2,222 shares of Common Stock beneficially owned by DeAnn O’Donovan (representing the vested portion as of 12/31/2018 of the stock grant to Ms. O’Donovan described in “Compensation of Directors and Executive Officers,” and 84 shares of Common Stock beneficially owned by Jeremiah Kaye (representing the vested portion as of 12/31/2018 of the stock grant to Mr. Kaye described in “Compensation of Directors and Executive Officers.”

3 Includes the unvested portion as of 12/31/2018 of the stock grants to Ms. O’Donovan and Mr. Kaye described in “Compensation of Directors and Executive Officers.”

17

Interest Of Management And Others In Certain Transactions

Jorge P. Newbery (the founder and a director of the Company) and Echeverria Kelly own (and Mr. Newbery controls) Neighborhoods United. DeAnn O’Donovan, our President and Chief Executive Officer, has also received certain equity interests in Neighborhoods United, as described in “Ownership of Related Entities.” Mr. Newbery and Ms. Kelly are married.

Mr. Newbery and Ms. Kelly also control various investment programs involved in investing in non-performing mortgage loans and real estate generally, including American Homeowner Preservation 2015A+, LLC (“2015A+”). The Company has entered into an agreement captioned “Residential Mortgage Special Servicing Agreement” (the “Servicing Agreement”) with 2015A+ pursuant to which the Company will serve as special servicer for 2015A+’s mortgage portfolio (beginning initially with a portion of that portfolio, although the parties intend over time to transfer all servicing activities to the Company as third-party servicers are phased out). A copy of the Servicing Agreement is attached hereto as Exhibit 1A-6A. Pursuant to the Servicing Agreement, the Company will be entitled to receive the servicing fees and other income set forth on Exhibit B of the agreement. The Company may enter into similar servicing agreements with other entities affiliated with Neighborhoods United.

The Company has also entered into an Asset Management Agreement with AHP Capital Management, LLC, which serves as the investment manager to 2015A+. AHP Capital Management, LLC is owned by Neighborhoods United. Under the Asset Management Agreement, AHP Capital Management, LLC has delegated its asset management role over 2015A+ loans currently being serviced by third parties to the Company. While those loans are serviced by third parties, the Company will provide asset management services and receive a monthly asset management fee of $60 per loan under the Asset Management Agreement. Once the Company takes over the servicing of any loan subject to the Asset Management Agreement, it will no longer receive the monthly asset management fee (its compensation would at that point be determined under the Servicing Agreement). A copy of the Asset Management Agreement is attached as Exhibit 1A-6J.

2015A+ has provided an unsecured line of credit of up to $1,000,000.00 to the Company pursuant to an Unsecured Line of Credit Promissory Note dated July 19, 2018, a copy of which is attached hereto as Exhibit 1A-6J. The line of credit has a term of eighteen months, with all principal and accrued interest due in a single lump sum payment at maturity. The amount borrowed by the Company under the line of credit will bear interest at the rate of 20% per year.

Jorge P. Newbery is a Partner in Activist Legal LLP, a law firm based in Washington D.C. Although Mr. Newbery is not a lawyer, Washington D.C. permits non-lawyers to be partners in law firms. The firm represents creditors in several states and seeks to achieve consensual resolutions of delinquent mortgage loans and avoid litigation whenever possible. The firm provides these services through a network of qualified co-counsel.

The Company may engage Activist Legal to represent it in loan workout, foreclosure, bankruptcy and related matters in connection with its business. In doing so, Activist Legal will typically charge the Company (and its other clients) flat rates allowable under Fannie Mae rules. Hourly work is billed at $150 per hour.

18

Financial Statements

AHP Servicing, LLC

19

9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303-721-6131 www.richeymay.com Assurance │Tax │Advisory

INDEPENDENT AUDITORS' REPORT

To the Members

AHP Servicing, LLC

Chicago, Illinois

Report on the Financial Statements

We have audited the accompanying financial statements of AHP Servicing, LLC, which comprise the balance sheet as of December 31, 2018, and the related statements of operations, changes in members' equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AHP Servicing, LLC as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Richey May & Co.

Englewood, Colorado

March 29, 2019

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AHP SERVICING, LLC

BALANCE SHEET

DECEMBER 31, 2018

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,229,453
Escrow cash	9,190
Mortgage loans held for sale	501,604
Prepaid expenses	149,597
Accounts and servicing receivables, related party	402,500
Total current assets	4,292,344

OTHER ASSETS
Property and equipment, net	224,309
Deferred offering costs	56,801
Deposits	25,893
Total other assets	307,003

TOTAL ASSETS	$4,599,347

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$619,730
Escrow liability	9,190
Total liabilities	628,920

MEMBERS’ EQUITY	3,970,427

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$4,599,347

The accompanying notes are an integral part of these financial statements.

21

AHP SERVICING, LLC

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

Year ended December 31, 2018
REVENUE
Asset management fees	$1,128,984
Loan servicing fees	216,055
Total revenue	1,345,039

EXPENSES
Salaries and benefits	1,598,465
Occupancy, equipment and communication	170,455
General and administrative	189,419
Professional services	240,389
Advertising and marketing	83,863
Depreciation and amortization	52,610
Interest expense	22,954
Total expenses	2,358,155

NET LOSS	$(1,013,116)

The accompanying notes are an integral part of these financial statements.

22

AHP SERVICING, LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018

Balance, December 31, 2017	$171,716

Member contributions	4,911,827

Member distributions	(100,000)

Net loss	(1,013,116)

Balance, December 31, 2018	$3,970,427

The accompanying notes are an integral part of these financial statements.

23

AHP SERVICING, LLC

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,013,116)
Non-cash items-
Depreciation and amortization	52,610
(Increase) decrease in-
Escrow cash	(9,190)
Accounts and servicing receivables, related party	(402,500)
Prepaid expenses	(104,304)
Deposits	(25,893)
Deferred offering costs	(56,801)
Increase in-
Accounts payable and accrued expenses	616,428
Escrow liability	9,190
Net cash used in operating activities	(933,576)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(152,928)
Purchases of mortgage loans held for sale	(501,604)
Net cash used in investing activities	(654,532)

CASH FLOWS FROM FINANCING ACTIVITIES
Member contributions	4,911,827
Member distributions	(100,000)
Repayment of line of credit	(200,000)
Net cash provided by financing activities	4,611,827

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	3,023,719

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	205,734

CASH AND CASH EQUIVALENTS, END OF YEAR	$3,229,453

SUPPLEMENTAL INFORMATION
Cash paid for interest	$22,954

The accompanying notes are an integral part of these financial statements.

24

AHP SERVICING, LLC

NOTES TO FINANCIAL STATEMENTS

A.	A NATURE OF OPERATIONS

AHP Servicing, LLC (the “Company”), is a limited liability company organized June 27, 2017 under the laws of the state of Delaware. The Company was organized to develop and market a specialty mortgage servicing business as well as to invest in and service pools of defaulted mortgage loans (loans that are secured by a mortgage on real estate and delinquent on payments).

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Company are prepared on the accrual basis of accounting.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”).

The Company adopted the calendar year as its basis of fiscal reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash and cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Escrow Cash

The Company maintains segregated bank accounts in trust for escrow balances for mortgagors. The balances of these accounts totaled $9,190 at December 31, 2018.

Mortgage Loans Held for Sale

Mortgage loans purchased and held for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined using quoted prices for similar assets, adjusted for specific attributes of that loan, which would be used by other market participants.

Asset Management Fees

The Company performs asset management services for certain mortgage loans held by a related party. Asset management fees are based on a monthly loan fee in accordance with the underlying agreement, and are recognized into revenue on a monthly basis.

25

AHP SERVICING, LLC

NOTES TO FINANCIAL STATEMENTS

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Servicing Fees

Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a monthly servicing fee per loan and event-based fees and are recognized into revenue on a monthly basis. Loan servicing expenses are charged to operations as incurred.

Property and Equipment

Property and equipment are recorded at cost when purchased. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of the assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balance at December 31, 2018 consisted of computers, capitalized software, and office equipment with estimated useful lives of 3-5 years. The Company’s property and equipment consisted of the following as of December 31, 2018:

	Useful lives (years)	Amounts
Property and equipment, at cost
Computers	3	$53,693
Capitalized Software	3	210,099
Furniture, Fixtures & Equipment	5	15,040
Total property and equipment, at cost		278,832

Accumulated depreciation and amortization
Computers		(18,910)
Capitalized Software		(34,013)
Furniture, Fixtures & Equipment		(1,600)
Total accumulated depreciation and amortization		(54,523)
Total property and equipment, net		$224,309

Depreciation and amortization expense totaled $52,610 for the year ended December 31, 2018.

Capitalized Internal Software

The Company accounts for its internally developed software in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 350-40, Intangibles – Goodwill and Other, Subtopic Internal Use Software (ASC 350-40). Per ASC 350-40, direct costs incurred during the preliminary project stage are expensed as incurred. Once the capitalization criteria of ASC 350-40 have been met, external direct costs of materials and services consumed in developing or obtaining internal use computer software and the payroll and payroll related costs for employees who are directly associated with and who devote time to the internal use software are capitalized. The Company capitalized internally developed software costs totaling $113,109 during the year ended December 31, 2018.

26

AHP SERVICING, LLC

NOTES TO FINANCIAL STATEMENTS

B.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Receivables

Servicing receivables represent funds advanced by the Company on behalf of customers and investors to cover delinquent balances for property taxes, insurance premiums, and other out-of-pocket costs. Servicing receivables are made in accordance with the servicing agreements and in certain cases are recoverable upon collection of future borrower payments, from the payment of accounts receivable, or from the proceeds resulting from the foreclosure of the underlying loans. The Company periodically reviews servicing receivables for collectability and amounts are written off when the are deemed uncollectible. No allowance has been recorded at December 31, 2018 as management has determined that all amounts are fully collectible.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC-340-10-S99-1 and Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (SAB) Topic 5A – “Expenses of Offering.” Deferred Offering Costs consist principally of legal fees incurred in connection with the Offering discussed in Note E. Prior to the completion of the Offering, these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to members’ equity upon the completion of the Proposed Offering or expensed if the Proposed Offering is not completed.

Stock-Based Compensation

During 2018, the Company’s management granted common stock to key employees. Grant-date fair value is determined using a third party valuation. Compensation cost for service-based equity awards is recognized on a straight line basis over the requisite service period, which is generally the vesting period.

Income Taxes

The Company has elected to be taxed as a partnership under the Internal Revenue Code. Accordingly, no federal or state income tax provisions have been recorded in the financial statements as all items of income and expense generated by the Company are reported on the members’ income tax returns. The Company has no federal or state tax examinations in process as of December 31, 2018.

Risks and Uncertainties

The Company’s primary business activity is the servicing of mortgage loans. The mortgage loan industry is directly affected by the housing market and interest rates. This makes the Company susceptible to economic changes in the housing markets and changes in interest rates.

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AHP SERVICING, LLC

NOTES TO FINANCIAL STATEMENTS

C.	ACCOUNTS AND SERVICING RECEIVABLES

The following summarizes accounts and servicing receivables at December 31, 2018:

Amounts
Accounts receivable	$90,940
Servicing receivable	228,962
Due from related party	82,598
$402,500

The Company periodically evaluates the carrying value of accounts and servicing receivable balances with delinquent balances written-off based on specific credit evaluations and circumstances of the debtor. No allowance for doubtful accounts has been established at December 31, 2018, as management has determined that all amounts are fully collectible.

D.	LINES OF CREDIT

During 2017, the Company obtained an unsecured line of credit with an availability of $200,000, an interest rate of 3.5% per annum, and a maturity date of September 25, 2018. The line of credit was repaid during the year ended December 31, 2018.

During 2018, the Company obtained an unsecured line of credit from a related party with an availability of $1,000,000, at an interest rate of 20% per annum, and a maturity date of January 19, 2020. There was no outstanding balance on the line of credit at December 31, 2018. Interest expense for the year ended December 31, 2018 totaled $22,954.

E.	MEMBERS’ EQUITY

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

The Company’s Proposed Offering (the Offering) under Regulation A was qualified by the SEC on November 7, 2018. Under the Offering the Company is offering for sale up to 5,000,000 shares of Series A Preferred Stock at a price of $10 per share.

The Company allows for accredited and non-accredited investors in Series A Preferred Stock. The SEC has specific requirements that need to be met to be considered an accredited investor. Non-accredited investors have a limitation on how much can be invested in the Offering.

The Board of Directors has exclusive control over all aspects of the Company’s business. As a result, owners of Series A Preferred Stock have no right to participate in the management of the Company and do not have any voting rights. As of December 31, 2018, purchases of Class A Preferred Stock totaled $4,136,777 and net member contributions totaled $4,911,827.

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AHP SERVICING, LLC

NOTES TO FINANCIAL STATEMENTS

F.	STOCK-BASED COMPENSATION

During 2018, the Company granted 21,010 shares of common stock to key employees of the Company, which vest over a three year period. Compensation cost is recognized over the requisite service period, generally defined as the vesting period. Compensation is recognized on a straight-line basis over the requisite service period for the entire award. The Company did not recognize compensation expense during the year ended December 31, 2018.

G.	RELATED PARTY TRANSACTIONS

The Company has a servicing agreement with American Homeowner Preservation 2015A+, LLC (AHP 2015A+). Both the Company and AHP 2015A+ are subsidiaries of Neighborhoods United, LLC.

The Company performs asset management services and subservicing for AHP 2015A+. The total amount due from AHP 2015A+ for activities was $315,556 and is included in accounts and servicing receivables, related party on the balance sheet at December 31, 2018. Total amount due to AHP 2015A+ was $382,495 and is included in accounts payable and accrued expenses on the balance sheet as of December 31, 2018. Total fees recognized as revenue from activities performed for AHP 2015A+ was $1,345,039 for the year ended December 31, 2018.

Due from AHP 2015A+ represents amounts receivable to the Company for payments made on behalf of related companies under common management that enter into similar transactions with the same counterparty. As of December 31, 2018, due from AHP 2015A+ balance totaled $82,598, which is included in accounts and servicing receivables, related party on the balance sheet at December 31, 2018.

In the event related companies are unable to fulfill their obligations with the counterparty, the Company may be required to perform to the extent the related companies have outstanding obligations.

H.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office space under an operating lease agreement, which expires in November 30, 2021. Rent expense under the lease agreement totaled $127,737 for the year ended December 31, 2018, and is included in occupancy, equipment and communication on the statement of operations. Future minimum rental payments under the operating lease are as follows as December 31, 2018:

Year Ending December 31,	Amounts
2019	$150,670
2020	155,190
2021	159,456
$465,315

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AHP SERVICING, LLC

NOTES TO FINANCIAL STATEMENTS

I.	FAIR VALUE MEASUREMENTS

Due to the short term nature, the Company’s value of cash and cash equivalents, short term receivables and short term payables approximate their fair value at December 31, 2018.

J.	SUBSEQUENT EVENTS

On January 25, 2019, the Company executed a mortgage loan sale agreement to purchase $850,000 in residential mortgage loans.

Management has evaluated subsequent events through March 29, 2019, the date the financial statements were available to be issued.

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Exhibits

The following Exhibits are filed as part of this Annual Report:

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on June 27, 2017.*
Exhibit 1A-2B	Third Amended and Restated Limited Liability Company Agreement dated October 4, 2018.*
Exhibit 1A-2C	First Amended and Restated Authorizing Resolution of the Company’s Board of Directors dated September 12, 2018.*
Exhibit 1A-4	Form of Investment Agreement.*
Exhibit 1A-6A	Servicing Agreement between the Company and American Homeowner Preservation 2015A+, LLC.*
Exhibit 1A-6B	Employment Agreement dated January 15, 2018 among DeAnn O’Donovan, the Company and Neighborhoods United, LLC.*
Exhibit 1A-6C	Stock Restriction, Vesting and Stockholder Rights Agreement dated March 5, 2018, among DeAnn O’Donovan, the Company and Neighborhoods United, LLC.*
Exhibit 1A-6D	Invention, Non-Disclosure and Non-Competition Agreement dated January 15, 2018 among DeAnn O’Donovan, the Company and AHP Capital Management.*
Exhibit 1A-6E	Stock Restriction, Vesting and Stockholder Rights Agreement dated April 23, 2018, among Jeremiah Kaye, the Company and Neighborhoods United, LLC.*
Exhibit 1A-6F	Invention, Non-Disclosure and Non-Competition Agreement dated April 23, 2018 among Jeremiah Kaye, the Company and AHP Capital Management.*
Exhibit 1A-6G	Amended and Restated Trust Agreement of American Homeowner Preservation Trust by and among American Homeowner Preservation LLC, AHP Capital Management LLC, and U.S. Bank Trust National Association, dated October 29, 2014.*
Exhibit 1A-6H	Amendment No. 1 to Amended and Restated Trust Agreement of American Homeowner Preservation Trust.*
Exhibit 1A-6I	Series Addendum to Amended and Restated Trust Agreement (Series “AHP Servicing”).*
Exhibit 1A-6J	Unsecured Line of Credit Promissory Note dated July 19, 2018, between the Company and American Homeowner Preservation 2015A+, LLC.*
Exhibit 1A-6K	Asset Management Agreement dated effective March 1, 2018 between the Company and AHP Capital Management, LLC.*
Exhibit 1A-15A	Draft Offering Statement dated July 26, 2018, previously submitted pursuant to Rule 252(d)*

* Previously filed and incorporated by reference.

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Signatures

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AHP SERVICING LLC

By	/s/ DeAnn O’Donovan
DeAnn O’Donovan
President and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/	DeAnn O’Donovan
DeAnn O’Donovan
President and Chief Executive Officer

/s/	Jeremiah Kaye
Jeremiah Kaye
Vice President, Accounting & Finance

/s/	Jorge Newbery
Jorge Newbery
Manager
Neighborhoods United, LLC, Member

April 30, 2019

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